Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-155565) of Headwaters Incorporated and to the incorporation by reference therein of our reports dated November 19, 2008, with respect to the consolidated financial statements of Headwaters Incorporated and the effectiveness of internal control over financial reporting of Headwaters Incorporated included in its Annual Report (Form 10-K) for the year ended September 30, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, Utah

April 2, 2009